Opinion and Consent of Counsel Exhibit 5 & 23.1

August 6, 2001

Interface, Inc.
2859 Paces Ferry Road, Suite 2000
Atlanta, Georgia 30339

Re:          Registration Statement on Form S-8

Gentlemen:

The undersigned has acted as counsel for Interface, Inc., a Georgia corporation (the “Company”), in connection with the preparation of the referenced Registration Statement on Form S-8 relating to the Company’s Omnibus Stock Incentive Plan (the “Plan”), and the proposed offer and sale of up to 2,000,000 shares of the Company’s Class A or Class B common stock, $.10 par value per share (the “Common Stock”), pursuant to the Plan. In connection with the preparation of said Registration Statement, I have examined originals or copies of such corporate records, documents and other instruments relating to the authorization and issuance of such shares of Common Stock as I have deemed relevant under the circumstances.

On the basis of the foregoing, it is my opinion that:

1.      The Company was duly organized and incorporated and is validly existing under the laws of the State of Georgia, with an authorized capitalization consisting of 80,000,000 shares of Class A Common Stock, par value $.10 per share, 40,000,000 shares of Class B Common Stock, par value $.10 per share, and 5,000,000 shares of Preferred Stock, par value $1.00 per share.

2.      The Plan and the proposed offer and sale thereunder of up to 2,000,000 shares of Common Stock have been duly authorized or ratified by the Board of Directors of the Company, and the shares, when issued in accordance with and subject to the terms and conditions of the Plan, will be legally issued, fully paid and nonassessable.

The undersigned hereby consents to the filing of this opinion as an exhibit to said Registration Statement.

Sincerely,

By: /s/ Raymond S. Willoch Raymond S. Willoch, Senior Vice President, Secretary and General Counsel